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                                                                  Exhibit 10.23



                      AGREEMENT RELATING TO JOINT VENTURE
                      -----------------------------------


     This AGREEMENT RELATING TO JOINT VENTURE is made and entered into this 1st day of August, 1995, by and between SHELDAHL, INC., a corporation established and existing under the laws of the State of Minnesota having its principal place of business at 1150 Sheldahl Road, Northfield, MN 55057-0170, U.S.A. ("SHELDAHL"), JIANGXI CHANGJIANG CHEMICAL PLANT, a corporation established and existing under the laws of China, having its principal place of business at 1 Qianjin Road (E), Jiujiang Jiangxi China 332006 ("JCCP"), HONG KONG WAH HING (CHINA) DEVELOPMENT CO., LTD., a corporation established and existing under the laws of Hong Kong having its principal place of business at 14 Westlands Road, 3/F C, Aik San Factory Building, Quarry Bay, Hong Kong ("WAH HING"), and JIUJIANG FLEX CO., LTD., a corporation established and existing under the laws of China, having its principal place of business at 1 Qianjin Road (E), Jiujiang Jiangxi China 332006 ("SNW").

     Jiujiang Wahhing Norinco Electronics Industry Co. Ltd. is an enterprise with foreign investment (a limited liability company) established by JCCP and WAH HING to manufacture and to sell flexible copper laminates and associated coverfilms and tapes. Jiujiang Wahhing Norinco Electronics Industry Co. Ltd. was registered and approved by the city government of Jiujiang in Jiangxi province in China on August 18, 1994.

     During the establishment of Jiujiang Wahhing Norinco Electronics Industry Co. Ltd., SHELDAHL expressed its interest in participating as an equity owner of Jiujiang Wahhing Norinco Electronics Industry Co. Ltd. after assessing its strategic planning and technical competitive advantages. After a series of discussions, both JCCP and WAH HING have agreed to have SHELDAHL participate as an equity owner of Jiujiang Wahhing Norinco Electronics Industry Co. Ltd.

                                  BACKGROUND:

     A. JCCP is actively engaged in the business of developing, manufacturing and marketing various kinds of electronic material in China and the international markets.

     B. SHELDAHL is actively engaged in the business of developing, manufacturing and marketing flexible copperclad laminates and associated coverfilm tapes throughout the world.

     C. Wah Hing is actively engaged in the businesses of manufacturing and marketing toys, real estate development, construction contracting and investment development.

     D. The following additional agreements ("Additional Agreements") are being entered into this date: (i) Manufacturing

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Agreement; (ii) Marketing and License Agreement; and (iii) Agreement Relating to
Payments.

     E. All three parties desire to establish a long-term business relationship through investment in SNW.

     NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties agree as follows:

     1.  Purpose, Scope, Duration.

         1.1 JCCP, SHELDAHL and WAH HING have decided to jointly form a limited liability company in Jiujiang, Jiangxi China under the name Jiujiang Flex Co., Ltd. The formation of the company is based on principles of shared risk, shared management and shared profit. The duration of SNW shall be thirty (30) years, unless extended by mutual agreement of the parties.

         1.2 The total investment of SHELDAHL, WAH HING and JCCP in SNW is approximately $5,000,000. SNW is expected to have the capability to produce 600,000 square meters of flexible copperclad laminates and 600,000 square meters of associated coverfilm tapes.

         1.3 The purpose and scope of SNW shall be to manufacture and sell flexible copperclad laminates and associated coverfilm tapes through SNW's distribution channels in China (including Taiwan, Hong Kong and Macau) and to SHELDAHL for resale in all other markets.

         1.4 Neither JCCP nor WAH HING shall, while it owns shares in SNW and for a period of three years after it sells its shares in SNW, manufacture or market, directly or indirectly, for sale anywhere in the world, products which are competitive with products manufactured or marketed by SNW. Neither JCCP nor WAH HING shall, directly or indirectly pursue business opportunities related to the technology licensed to SNW by SHELDAHL except through SNW.

         1.5 Except for SHELDAHL's obligations under the Manufacturing Agreement and the Marketing and License Agreement, SHELDAHL shall be free to pursue other business opportunities outside of SNW. SHELDAHL may grant a license under the Technical Information and the Industrial Property Rights of SHELDAHL to manufacture Licensed Products in any country in Asia other than third parties which would manufacture the Licensed Products in mainland China, Taiwan, Hong Kong or Macau. In such event, SHELDAHL agrees to purchase, in replacement of its 120,000 square meter commitment under the Manufacturing Agreement, a total of 150,000 square meters of Licensed Products which are flexible copperclad laminates each year during the period beginning with

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such license granted and ending the tenth (10th) Royalty Year.  In the event
SHELDAHL desires to grant such a license, it agrees to inform the Board of Directors of SNW six (6) months before the license grant and discuss and consider with the SNW Board of Directors SNW's participation. If SNW desires to participate, SHELDAHL shall give special consideration to such request.

     2.  Formation and Capitalization.

         2.1 The name of the company is Jiujiang Flex Co., Ltd. JCCP shall cause the joint venture to be approved under the laws of China and in connection therewith, shall cause Articles of Association to be filed and approved as required by China law.

         2.2 The total investment of SHELDAHL, WAH HING and JCCP in SNW is approximately $5,000,000 which is equal to 100% equity ownership interest. JCCP will contribute to SNW the manufacturing facilities, the secondary equipment inside mainland China, the supporting infrastructure of the factory and the right to use the land and will receive 40% ownership in SNW. WAH HING will contribute to SNW certain imported equipment and capital and will receive 40% ownership interest in SNW. All equipment and facilities shall be free and clear of any rights of third parties and title to such items shall be transferred to SNW. SHELDAHL will provide SNW with licensed technology valued at $900,000 and technical assistance valued at $100,000 (as specified in both the Marketing and License Agreement and the Manufacturing Agreement) and will receive 20% ownership interest in SNW valued at $1,000,000 and the payments required under the Additional Agreements. Each party shall provide SNW with a clear and separate list of all investment items from each party with such items verified by the parties. SNW will submit the complete list of all investment items to the China Business Registration Agency which will verify the investment and issue the legal binding verification report. The parties will utilize this Agency report as the basis to determine the exact value of the contribution from each party to calculate the ownership interest of each party.

         2.3 All expenses related to the formation and organization of SNW shall be paid by SNW. Other than those costs, each party shall pay their respective costs and expenses of finalizing the transactions contemplated by this Agreement.

     3.  Management of SNW.

         3.1 The Board of Directors of SNW shall become effective the date when SNW receives governmental approval.

         3.2 The Board of Directors consists of 8 Board members, out of which JCCP shall have 3 members; WAH HING shall have 3 members; and SHELDAHL shall have 2 members. The Chairman

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of the Board is from WAH HING.  The Vice Chairmen are from JCCP and SHELDAHL.
The term of the Chairman of the Board, Vice Chairman of the Board and each Board member is four (4) years. Board members' terms may be renewed after approval by the party which they represent. Each party shall notify the Board in writing when it decides to replace its designated Board member.

         3.3 The overall management and control of the business and affairs of SNW shall be vested in the Board of Directors. Each member of the Board of Directors shall be entitled to one vote. Each party shall be entitled to remove and replace its designated directors. Five directors shall be required for all meetings of the Board of Directors; provided, that no meeting shall be held unless one director designated by each party is present. The initial President of SNW responsible for its day-to-day operations shall be Mr. Guo You-Wi. All successors to Mr. Guo You-Wi, and all other officers of SNW shall be appointed and removed by the Board of Directors.

         3.4 JCCP, WAH HING and SHELDAHL, as shareholders, will cause SNW to be operated and managed in a manner that is fair to all shareholders of SNW.

     4. Consents. The written consent of the Board of Directors and JCCP, WAH HING and SHELDAHL must be obtained prior to SNW:

         a. authorizing, issuing or acquiring any capital stock, warrants, options or other rights in or for capital stock of SNW other than those to be issued under Sections 2.2 or 5.2;

         b. entering into any transaction with JCCP, WAH HING or SHELDAHL (other than those contemplated by the Additional Agreements), or any of their affiliates;

         c. changing the purpose or scope of SNW's business in a manner inconsistent with Section 1.3 or otherwise engaging in activities outside said scope; or

         d. entering into any transaction for the merger, consolidation, sale, lease or transfer of substantially all of the assets or dissolution or liquidation of SNW.

     5.  Initial Capital; SHELDAHL Option.

         5.1 The capital contributions in Section 2.2 shall be supplemented by debt financing as the Board of Directors deem appropriate to fund SNW's cash requirements for working capital

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and additional equipment necessary to establish and finance the operations of a manufacturing plant capable of producing the Licensed Products described in the Marketing and License Agreement. The debt financing will be secured by the assets of SNW to the extent allowed by law. If additional security is required to obtain necessary working capital, the three parties shall assist SNW. JCCP and WAH HING shall assist by providing any required guarantees to lenders. Sheldahl shall assist by providing flexible payment terms for products or materials which SNW may purchase from Sheldahl and advance payments for products purchased by Sheldahl from SNW (as determined by the SNW Board of Directors and Sheldahl at the time JCCP and WAH HING provide guarantees), but such assistance shall be required only if and when JCCP or WAH HING are called upon to perform their obligations under their guarantees.

          5.2 SHELDAHL shall have the right and option, at any time and from time to time during the option periods described below, to purchase additional ownership interests in SNW; provided that SHELDAHL's total ownership interest in SNW shall not exceed 30% as a result of such purchases under this Section 5.2. SHELDAHL shall receive a 1% ownership interest in SNW for each $50,000 of funding during the first option period which shall begin on the fourth month after the Licensed Products manufactured by SNW meet the performance and quality standards of such products manufactured by SHELDAHL and shall end two years thereafter. SHELDAHL shall receive a 1% ownership interest in SNW for each $60,000 of funding during the second option period which shall begin at the end of the first option period and shall end two years thereafter.

     6.   Facilities, Equipment and Personnel.

          6.1 JCCP will take the leadership role, in working with SHELDAHL and WAH HING, to develop a comprehensive plan for the project, to design the layout and specifications of the facilities and the schedule. JCCP will provide SNW the facility, land and secondary equipment.

          6.2 SHELDAHL will take the leadership role, in working with JCCP and WAH HING, to plan the production equipment specifications and schedule and optimal process flow techniques.

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          6.3  JCCP, SHELDAHL and WAH HING shall work together to complete construction of the manufacturing plant and begin operations at the earliest possible date.

          6.4 All investment from each party, be it tangible or intangible, shall be clearly stated as provided in Section 2.2.

          6.5 JCCP shall identify and select the initial employees of SNW, subject to approval of the Board of Directors of SNW. All employee benefits shall be approved by the Board of Directors.

     7.   Accounting and Tax Matters.

          7.1 Within three (3) months after the end of each fiscal year, the President shall cause to be prepared and shall submit to the directors the balance sheet, statement of income and loss and a distribution plan.

          7.2 Three months prior to the end of each fiscal year, the President shall cause to be prepared and shall submit to the directors for consideration a business plan and budget of SNW for the next fiscal year ("Annual Plan and Budget"). When approved by the directors, the Annual Plan and Budget shall be SNW's operational and spending plan.

          7.3 The books of account of SNW shall be kept and maintained at SNW's offices in accordance with the approved international standards. All parties shall have the right at all reasonable times to audit, examine, makes copies of and extracts from, the books of account of SNW. All documents will be written in Chinese.

          7.4 The President shall cause such financial statements and tax returns and statements to be prepared and furnished to the parties as requested by the Board of Directors or required by the laws of China. Financial statements shall be distributed to the parties at least twice a year. SNW shall provide SHELDAHL with an English version of the statements.



     8.   Distributions.

          Within ninety (90) days following the end of each fiscal year, the Board of Directors shall determine the reasonable working capital requirements of SNW for the next fiscal year, including any required reserves. The Board of Directors shall approve all distributions which shall be made in proportion to each parties equity ownership in SNW.

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     9.   Representations of Parties.

          9.1 In order to induce the other to enter into and perform this Agreement, JCCP, WAH HING and SHELDAHL (each constituting a "Representing Party" for purposes of this Section 9) each hereby represents and warrants to the others as follows:
          a. The Representing Party is a corporation duly organized and validly existing under the laws of its jurisdiction of organization.

          b. The Representing Party has taken all corporate actions necessary for the authorization, execution, delivery and performance of this Agreement, and when accepted by the other parties this Agreement will constitute a valid and binding obligation, enforceable against it in accordance with the terms hereof.

          c. Except as provided in Section 14.2(b), no consent, approval or authorization of, or exemption by, or filing with, any governmental body is required in connection with the execution, delivery and performance by the Representing Party of this Agreement or the taking of any other action contemplated hereby, except SHELDAHL is currently applying for all necessary licenses required by the government of the United States.

          d. There are no undisclosed facts of which the Representing Party is aware that could materially effect the operations, business or financial condition of SNW after the date hereof or its ability to perform its obligations under this Agreement.

          9.2 JCCP and WAH HING represent and warrant to SHELDAHL that SNW has no debts or liabilities and has incurred no obligations since its formation on August 18, 1994. To the extent SNW has debts, liabilities or other obligations, JCCP and WAH HING shall provide additional funds to SNW to eliminate them or shall assume and become responsible for them.

     10.  Pre-Emptive Rights.

          In the case of issuance of new shares by SNW other than under Section 5.2, JCCP, WAH HING and SHELDAHL shall have the right to subscribe for such number of shares to maintain their respective ownership percentage in SNW.

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     11.  Co-Sale Right.

          Neither party shall sell or otherwise transfer any interest in its shares in SNW without allowing the other parties to participate on the same terms in the contemplated transfer in proportion to the number of shares each party holds.

     12.  First Refusal Right.

          No party will sell, transfer or otherwise dispose of any of the shares of SNW at any time (other than to majority owned subsidiaries of that party) unless the other parties shall have been given the opportunity, in the following manner, to purchase (or cause a corporation, entity, person or group designated by them to purchase) such shares:

          a. The selling party shall notify the other parties in writing of such intention, specifying the shares proposed to be disposed of and the proposed terms thereof.

          b. The other parties shall have the right, exercisable by written notice given by them to the selling party within 30 days after receipt of such notice of intention, to purchase (or to cause a corporation, entity, person or group designated by them to purchase) all or any part of the shares specified in such notice of intention on the terms and at the price set forth therein.

          c. If the other parties exercise their right of first refusal hereunder, the closing of the purchase of the shares with respect to which such right has been exercised shall take place within 60 days after the other parties give notice of such exercise.

          d. If the other parties do not exercise their right of first refusal hereunder within the time specified for such exercise, the selling party shall be free during the period of 60 days following the expiration of such time for exercise to sell the shares to the purchaser specified in such notice of intention at the price specified therein or at any price in excess thereof. Any shares not sold by the selling party within said 60 day period shall continue to be subject to the provisions of this
               Section 12.

          e. If the other parties shall designate another corporation, entity, person or group as the purchaser pursuant to this Section 12, the giving

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               of notice of acceptance of the right of first refusal by the other parties shall constitute a legally binding obligation of the other parties to complete such purchase if such other corporation, entity, person or group shall fail to do so.

          f. The right of any party to sell its shares to a third party shall be subject to the condition that any such purchaser agree in writing to be bound by all of the terms and conditions of this Agreement.

     13.  Confidentiality.

          Neither JCCP nor WAH HING shall have access to confidential information of SNW or SHELDAHL exchanged or pursuant to the Marketing and License Agreement and the Manufacturing Agreement. In the event either JCCP or WAH HING receives such information, it agrees to keep such information strictly secret and confidential and not to disclose it to any third persons or use it The obligations of this Section 13 shall survive any termination of this Agreement.

     14.  Closing and Conditions.

          14.1 The Closing of the transactions provided for in Section 2 shall take place at a place to be agreed by the parties on or before December 31, 1995 (the "Closing"). At the Closing, the parties shall execute and deliver such documents and instruments, together with the cash required by Section 2.2, as required to effect the intents and purposes of this Agreement.

          14.2 The obligations of the parties hereunder and under the Additional Agreements are subject to the fulfillment, prior to or at Closing, of the following conditions:

          (a) The representations of the parties in this Agreement shall be true and correct;

          (b) JCCP shall have obtained all authorizations, consents, waivers and approvals from the government of China and any agencies thereof as may be necessary to form SNW, to enable SNW to conduct its business as contemplated herein and to allow SNW and JCCP to satisfy their obligations in this Agreement and the Additional Agreements; and

          (c) SHELDAHL shall have obtained all licenses required from the government of the United States to allow it to satisfy its obligations in this Agreement and the Additional Agreements.

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          (d)  SHELDAHL's Board of Directors shall have approved the terms of this Agreement and the Additional Agreements.

     15.  Term and Termination.

          15.1 The term of this Agreement shall commence on the date hereof and continue for a period of thirty (30) years unless terminated in accordance with the provisions of this Agreement or by force of law. The term of this Agreement may be extended by mutual agreement of all parties.

          15.2 This Agreement shall terminate in any one of the following circumstances:

          a.   Failure of the parties to satisfy the conditions set forth in
               Section 14.2;

          b. Receivership, bankruptcy, other insolvency proceedings, liquidation, or dissolution of SNW;

          c. The sale or transfer of all or substantially all of the assets or shares of capital stock of SNW;

          d.   The voluntary agreement of all parties to this Agreement; or

          e. SHELDAHL fails to agree to its final ownership interest if such interest is more or less than 20%.

     16.  Arbitration.

          Any dispute between the parties arising out of or concerning the subject matter of, or the respective rights and obligations of the parties under, this Agreement shall be submitted to arbitration if it cannot be resolved by the parties. The arbitration proceeding shall be conducted in the place where the party against which the arbitration is requested has its principal office and in accordance with the rules of the Commercial Arbitration Association then in effect at such place.

     17.  Governing Law.

          This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of China.

     18.  Force Majeure.

          Both parties to this Agreement shall be excused from the performance of their obligations hereunder, and shall be

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excused for so long as such condition continues, if such performance is prevented by conditions beyond the control of the parties, such as acts of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, strike, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

     19.  Notice Provisions.

          Any notice required or permitted to be given hereunder shall be in writing and any notice shall be deemed to have been given when delivered in person or seven (7) days after the date upon which it was mailed, postage prepaid, by certified or registered air mail properly addressed to the addresses on page 1 of this Agreement; provided, however, that the presumption of actual receipt shall be subject to rebuttal by probative evidence showing that such notice was not actually received.

     20.  Modification.

          No modification or any claimed waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by a duly authorized officer of the party against whom such modification or waiver is sought.

     21.  Entire Agreement.

          This Agreement and the Additional Agreements shall constitute the entire agreement of the parties with respect to the subject matter of this Agreement and this Agreement will be attached to the Joint Venture Contract and Articles of Association.

     22.  Translation.

          The parties acknowledge that a Chinese translation of this Agreement is being executed by the parties on the date hereof. In interpreting this Agreement, the English version and the Chinese version shall be given equal weight. There shall be signed four (4) copies of this Agreement in Chinese and four (4) copies in English. Each party shall receive one (1) copy in English and one (1) copy in Chinese.

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          IN WITNESS WHEREOF, the parties have caused their respective representatives to sign and execute this Agreement in counterpart and each party holds one copy.

JIANGXI CHANGJIANG CHEMICAL         HONG KONG WAH HING (CHINA)
PLANT OF CHINA                      DEVELOPMENT CO., LTD.


By   /s/ Rong-Zhong Rui             By   /s/ William C.H. Ma
   --------------------------          ---------------------------
   Its     President                   Its   Managing Director
       ----------------------              -----------------------



SHELDAHL, INC.                      JIUJIANG FLEX CO., LTD.


By    /s/ Edward Lundstrom          By   /s/ Edward Lundstrom
   --------------------------          ---------------------------
   Its V.P./Sales & Marketing          Its     Vice Chairman
       ----------------------              -----------------------

                                    By   /s/ Rong-Zhong Rui
                                       ---------------------------

                                    By   /s/ William C.H. Ma
                                       ---------------------------


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